Exhibit 99.1

Contacts:

Ira Lamel/Mary Anthes	Jeremy Fielding/David Lilly
The Hain Celestial Group, Inc.	Kekst and Company
631-730-2200	212-521-4800

THE HAIN CELESTIAL GROUP COMPLETES THE ACQUISITION OF
AVALON NATURAL PRODUCTS, INC.

AVALON ORGANICS® AND ALBA BOTANICA® BRANDS
EXPAND PERSONAL CARE OFFERINGS

Melville, NY, January 11, 2007—The Hain Celestial Group, Inc. (NASDAQ: HAIN) today announced that it has completed its acquisition of Avalon Natural Products, Inc., including its Avalon Organics® and Alba Botanica® natural and organic personal care brands, from North Castle Partners, a private equity firm. Avalon is a leader in the natural products category in the areas of skin care, hair care, bath and body and sun care with its Avalon Organic Botanicals and Alba Botanica brands.

“Over the past two years, personal care has become a rapidly growing contributor to our business in terms of sales and profit contribution,” said Irwin D. Simon, President and Chief Executive Officer of The Hain Celestial Group. “The Avalon Organics and Alba Botanica brands provide us with a strong, well-rounded personal care portfolio that helps solidify our leadership position in the natural and organic personal care category. In addition, we are pleased to be joined by Gil Pritchard and his team, whose experience and relationships will deepen our focus on this growth category,” concluded Irwin Simon.

Hain Celestial has built a substantial presence in personal care with its JASON®, Zia® Natural Skincare and Queen Helene® brands to complement its leading position in natural and organic foods. Hain Celestial is committed to creating and promoting A Health Way of Life™.

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra Chips®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, DeBoles®, Hain Pure Foods®, FreeBird™, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic™, Imagine Foods™, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet™, Yves

Veggie Cuisine®, Linda McCartney®, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica® and Queen Helene®. For more information, visit www.hain-celestial.com.

About North Castle Partners
North Castle Partners is a leading private equity firm focused exclusively on investments in consumer-driven product and service businesses that benefit from “Healthy Living and Aging” trends. For more information visit www.northcastlepartners.com

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; the ability to implement business and acquisition strategies and integrate acquisitions; competition; retention of key personnel; compliance with government regulations and other risks detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the fiscal year ended June 30, 2006. The forward-looking statements made in this press release are current as of the date of this press release, and the Company does not undertake any obligation to update forward-looking statements.